UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 11, 2019

(Date of Report - Date of earliest event reported on)

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4811 US Route 5, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915

Not Applicable

(Former name, former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 203.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On December 11, 2019, the Boards of Directors of Community Bancorp. (the “Company”) and its wholly-owned subsidiary, Community National Bank (the “Bank”) unanimously appointed Emma Marvin, age 39, to the Boards of Directors of the Company and the Bank, effective January 1, 2020. Ms. Marvin has been appointed to serve on the Corporate Governance/Nominating Committee of the Company’s Board and the Risk Management Committee of the Bank’s Board.

Ms. Marvin joined her family business, Butternut Mountain Farm, in 2004 after having worked for a non-profit environmental education and research organization in Northern Vermont for several years. She currently oversees retail operations, marketing, and special projects at Butternut Mountain Farm after gaining experience in a number of other areas. Ms. Marvin serves on the Vermont Maple Foundation and Friends of Green River Reservoir Boards. Ms. Marvin is a graduate of Cornell University with a degree in Natural Resource Management. She resides in Hyde Park, Vt. with her husband and two daughters.

Item 8.01. Other Events

On December 16, 2019, Community Bancorp. announced that its Board of Directors has declared a quarterly cash dividend of $0.19 per share payable February 1, 2020 to shareholders of record on January 15, 2020. The Company’s press release dated December 16, 2019 is filed as Exhibit 99.1 to this Report, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1 - Press Release of Community Bancorp. dated December 16, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.

DATED: December 16, 2019	/s/ Kathryn M. Austin
Kathryn M. Austin, President &
Chief Executive Officer